Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form N-1A of BlackRock ETF Trust II of our reports dated December 22, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix A, which appear in BlackRock ETF Trust II’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 20, 2026

Appendix A

BlackRock ETF Trust II

1.	iShares High Yield Active ETF

2.	iShares High Yield Muni Active ETF

2